WOLFE

Larry Wolfe/Certified Public Accountant

7695 Southwest 104th Street
Suite 220
Miami, Florida 33156-3156
(305) 661-2222

August 15, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
USA

Dear Sir or Madam,

I am the former independent auditor for Tao Minerals Ltd., a Nevada corporation (the "Company"). I have read the Company's current report on Form 8-K dated August 15, 2012 (the "Form 8-K") and am in agreement with the disclosures regarding my audit services as included in the Form 8-K to be filed with the Securities and Exchange Commission. I have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

"Larry Wolfe"

Larry Wolfe C.P.A.